Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

September 19, 2006	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. ANNOUNCES EXECUTIVE PROMOTIONS

JACKSONVILLE, FL – Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. (Nasdaq: SMRT), today announced the promotion of two key individuals to Executive Vice President, effective immediately.

D. Hunt Hawkins, who has served as senior vice president of human resources for Stein Mart since 1994, has been named executive vice president, operations. In his new position, he will have responsibility for store operations and human resources. Michael D. Ray, senior vice president, store operations, will report to Hawkins, as will Rebecca Steele, who has been named vice president, human resources. Prior to joining Stein Mart, Hawkins worked for Genesco (NYSE: GCO) for ten years.

William A. Moll, who has served as Stein Mart’s general merchandising manager for ladies’ ready-to-wear since 2003, has been named executive vice president and chief merchandising officer. He will have responsibility for all buying, planning and allocations functions. The general merchandising managers for men’s and home, John Pennell and Kassie Jones, respectively, as well as the vice president of planning and allocation, Roseann McLean, will report to him. Prior to joining Stein Mart, Moll worked for nearly 30 years in all facets of ladies’ ready-to-wear, including nearly 20 years with Macy’s West, and leadership positions in manufacturing and consulting.

“These promotions broaden the management structure in line with our growth plan and are in keeping with our desire to have greater depth in our strategic ranks,” Fisher said upon making the announcement. “I believe these new responsibilities will allow Hunt and Bill to build on the substantial contributions they have already made to Stein Mart.”

Moll will join Fisher, Hawkins, Ray and James Delfs, senior vice president and chief financial officer, on Stein Mart’s executive management committee.

A search to name a new general merchandising manager for ladies’ ready-to-wear has been initiated.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or

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Stein Mart, Inc.

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future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changing preferences in apparel

•	changes in consumer spending due to current events and/or general economic conditions

•	availability of new store sites at acceptable lease terms

•	unanticipated weather conditions and unseasonable weather

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-G

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com